Exhibit 10.31

JRG Reinsurance Company, Ltd.
Wellesley House, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08 Bermuda

April 5, 2018
Mr. Daniel Heinlein

Dear Daniel:
The purpose of this letter (the “Agreement”) is to confirm that we have agreed to amend and restate as of the Effective Date (as hereinafter defined) our prior agreement with respect to the terms of your employment by JRG Reinsurance Company, Ltd. (the “Company”). In consideration of the mutual promises contained in this Agreement, the parties to this Agreement hereby agree as follows:

1.EMPLOYMENT AND TERM. Effective as of April 1, 2018 (the “Effective Date”), the Company agrees to employ you (the “Executive”) as Chief Executive Officer and President, subject to Bermuda Department of Immigration approval. Executive hereby accepts such employment on the terms hereinafter set forth. The term of this Agreement shall be one year commencing as of the Effective Date and ending on the date immediately preceding the first anniversary of the Effective Date, subject to the termination provisions of Section 6. The term of this Agreement shall thereafter be automatically renewed for additional one year periods unless written notice to the contrary shall be given by either party to the other not less than sixty (60) days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed (“Non-Renewal Notice”), subject to the termination provisions of Section 6. The initial term plus any renewals thereof shall hereafter be referred to as the “Term.”

2.COMPENSATION.

(a)Salary. During the Term Executive shall be paid a base salary of not less than three hundred twenty thousand dollars ($320,000) per year, payable in periodic installments in accordance with the Company’s normal payroll practices.

(b)Bonus. Executive shall be eligible to receive such discretionary bonuses as the Board of Directors (“Board”) of James River Group Holdings, Ltd. (“Holdings”) (other than Executive, if Executive is a member of the Board), in its discretion, may determine based on Executive’s performance during each fiscal year during the Term, which shall be paid on or before March 15 of the subsequent fiscal year.

(c)Vacation, Benefits. Executive shall also be entitled, during the Term, to participate in all employee benefit plans and other fringe benefits or plans of the Company generally available to executive employees of the Holdings Group (as defined below) or generally available to the Company’s Bermuda-based executive employees, at the Company’s expense, including:

(i)a total of five (5) weeks of paid vacation per annum (subject to the Company’s carry over policies), which will be pro-rated for the first and last year of the Term.

(ii)business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures. The amount of expenses eligible for reimbursement during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit. In no event shall the reimbursement of an eligible expense occur later than the earlier of (i) six (6) months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.

(iii)tax equalization payments pursuant to the Company’s tax equalization policies (“Tax Equalization Policies”), provided that such tax equalization payments shall be made no later than the end of the second calendar year after the year in which the Executive’s income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, the second calendar year beginning after the latest year in which the Executive’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates, and further provided that if the right to such tax equalization proceeds arises as a result of audit, litigation, or similar proceeding, such tax equalization payments are scheduled and made in accordance with the tax gross-up payment provisions of Treas. Reg. §1.409A-3(i)(1)(v).

(d)Housing Expense. The Company shall reimburse Executive for up to $12,000 per month for Executive’s “Housing Expense.” For purposes of this provision, “Housing Expense” means the rent, all utility expenses and renters insurance paid by Executive for a residence in Bermuda for each month during the Term in which Executive resides in such residence for the entire month, provided that Executive provides a copy of the lease and any other documentation relating to such rent payments as requested by the Company. Such Housing Expense reimbursement payments will be made by the end of the month following the month in which documentation of rent and other payments are provided to the Company.

(e)Withholdings and Deductions. All payments and compensation under this Agreement shall be subject to all required federal, state and local withholdings and deductions, and such deductions as Executive may instruct the Company to take that are authorized by applicable law.

(f)Clawback. Executive acknowledges that to the extent required by applicable law or written company policy adopted by the Board to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any bonus and other incentive compensation (if any) shall be subject to any clawback, forfeiture, recoupment or similar requirement as the Board may determine in its sole discretion is necessary or desirable to implement such law or policy.

3.DUTIES. Executive shall perform all duties normally associated with the positions of Chief Executive Officer and President and such other reasonable duties as may be assigned to him by the Chief Executive Officer of Holdings (“CEO”). Executive shall report solely and directly to the CEO and to the Board of Directors of the Company (“Company Board”). Executive will devote his entire working time, attention, and energies to carrying out and fulfilling his duties and responsibilities under this Agreement. Executive agrees to abide by all policies applicable to employees of the Holdings Group (as defined below) adopted by the Board. Executive’s duties will be performed at the Company’s offices in Bermuda in accordance with the Company’s operating guidelines, and Executive represents that he is able and willing to engage in international travel as is necessary to perform his duties as Chief Executive Officer and President and to further the Company’s business interests.

4.CONFIDENTIAL INFORMATION AND PRIVILEGED INFORMATION.

(a)Executive will not at any time during the Term or thereafter:

(i)reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Company, Holdings and each of Holdings’ direct and indirect subsidiaries (hereinafter referred to collectively as “Affiliates,” and the Company, Holdings and such Affiliates collectively, the “Holdings Group”)), directly or indirectly, any confidential or proprietary information received or developed by him during the course of his employment. For the purposes of this Section 4(a)(i) confidential and proprietary information (“Confidential Information”) shall be defined to mean (1) all historical and pro forma projections of loss ratios incurred by the Holdings Group; (2) all historical and pro forma actuarial data relating to the Holdings Group; (3) historical and pro forma financial results, revenue statements, and projections for the Holdings Group; (4) all information relating to the

Holdings Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (5) all information relating to the Company’s unique underwriting approach; (6) all information relating to plans for, or internal or external discussions regarding, acquisitions of or mergers with any business or line of business; (7) non-public business plans; (8) all other information relating to the financial, business, or other affairs of the Holdings Group including their customers; and (9) any information about any shareholder of Holdings or any of its Affiliates, or any of the officers or employees of any member of the Holdings Group, that has been furnished or made available to Executive as a result of his position with the Company. Section 4(a)(i) shall not apply to Executive following the termination of his employment with the Company with respect to any Confidential Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive; or

(ii)reveal, divulge, or make known to any person, firm, or corporation, or use for his personal benefit or the benefit of others (except the Holdings Group), directly or indirectly, the name or names of any Customers (as defined in Section 5 below) of the Holdings Group, nor will he reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Holdings Group), directly or indirectly, any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Holdings Group (collectively, “Privileged Information”); provided, however, the restrictions set forth in this Section 4(a)(ii) shall not apply to Executive following the termination of his employment with the Company with respect to any Privileged Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive.

5.NON-COMPETITION.

(a)Executive acknowledges and agrees that as the Company’s Chief Executive Officer and President (i) he will be responsible for and directly involved in developing customer goodwill and relationships for the benefit of the Holdings Group, including personal contact with customers and supervising others who contact customers and develop customer goodwill and relationships; (ii) he will be provided and have access to the Holdings Group’s Confidential Information and Privileged Information, and will be compensated for the development, and supervising the development, of the same and (iii) he will have unique insight into and knowledge of the skills, talents and capabilities of the Holdings Group’s key employees. Executive also acknowledges and agrees that at the inception of his employment with the Company it was agreed that he would be bound by noncompetition restrictions.

(b)Executive agrees that during his employment by the Company he will not compete against the Holdings Group in any manner, including without limitation by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any insurance business that competes with the Holdings Group, or by engaging in any conduct described in clauses (b)(i), (ii), (iii), or (iv) below. Executive further agrees that after his employment by the Company ends, he will not during the Restricted Period:

(i)compete against the Company by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business in the Territory (as defined below);

(ii)compete against the Holdings Group by soliciting any Customer of the Holdings Group to provide any goods or services in competition against the Holdings Group;

(iii)induce or persuade any Customer of the Holdings Group not to do business with, or to switch business from, or reduce business with, the Holdings Group;

(iv)solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Holdings Group or to engage in a Competitive Business.

(c)For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i)“Restricted Period” shall mean the twelve (12) month period immediately following Executive’s last day of employment with the Company.

(ii)“Competitive Business” shall mean reinsurance business.

(iii)“Territory” shall mean (i) Bermuda, (ii) each and every state or other United States jurisdiction (“State(s)”) where the Holdings Group is licensed or admitted at the end of the Term; and (iii) North America, South America, Europe, Asia Australia and Africa.

(iv)“Customer” shall mean any customer of the Holdings Group that (A) purchased products or services from the Company during the twelve month period immediately preceding Executive’s last day of employment with the Company (the “Final Year”), and (B) about which Executive either had Confidential Information or Privileged Information or personal or management responsibility for customer contact or service.

(v)“Key Employees” shall mean any executive, managerial, sales, marketing, or supervisory level employees of the Holdings Group under Executive’s direct or indirect management authority during the Final Year.
(d)The restrictions contained in this Section 5 shall not prevent the purchase or passive ownership by Executive of not more than three percent (3%) of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market.

6.TERMINATION. Executive’s employment hereunder shall terminate under the following circumstances:

(a)Termination for Cause. The Company may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” means that: (i) Executive willfully violated Sections 4 or 5 of this Agreement; (ii) Executive grossly neglected his duties hereunder; (iii) Executive was convicted of a felony or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (iv) Executive has committed an act of dishonesty, fraud, or embezzlement against the Holdings Group; or (v) Executive willfully and/or knowingly breached this Agreement in any material respect or willfully and/or knowingly violated the Company’s operating guidelines. In the event that the Company provides written notice of termination for Cause pursuant to Section 6(a)(ii), Executive shall be entitled to cure any alleged neglect of his duties, to the extent curable, within thirty (30) days of receiving written notice from the Company specifying the factual basis for its belief that Executive grossly neglected his duties hereunder. If Executive is terminated for Cause, Executive’s compensation shall terminate on the date of such termination, and all equity awards, whether vested or unvested at that time, shall be immediately forfeited and canceled effective as of the date of such termination.

(b)Company Termination Without Cause; Company Non-Renewal Termination. The Company may terminate Executive at any time without Cause, with or without prior notice. If (i) the Company delivers a timely Non-Renewal Notice and Executive has not timely delivered a timely Non-Renewal Notice, (ii) Executive continues in employment with the Company through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, then Executive’s employment shall terminate on the last day of the Term (a “Company Non-Renewal Termination”).

(c)Termination by Executive for Good Reason. Executive may, at his option, terminate this Agreement for Good Reason. “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:

(i)A material diminution in Executive’s authority, duties or responsibilities, or requiring Executive to report directly to a person or persons other than the Chief Executive Officer of Holdings or the Company Board;

(ii)A material diminution in Executive’s Base Salary; or

(iii)Any action or inaction by the Company which constitutes a material breach of the terms of this Agreement;

and, in each case, the failure by the Company to cure such condition within the thirty (30) day period after receipt of written notice from Executive specifying in detail the factual basis for his belief that he has Good Reason to resign (“Good Reason Notice”). Executive must deliver a Good Reason Notice within thirty (30) calendar days after the initial existence of a Good Reason condition, and, if the Company fails to timely cure such Good Reason condition, Executive must terminate his employment within one year after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.

(d)Termination due to Death or Disability. Executive’s employment hereunder shall terminate upon his death. The Company may terminate Executive’s employment if he is prevented from performing his responsibilities under this Agreement because of “Disability.” A “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or disability insurance benefit plan covering Company employees (“Disability Plan”). If Executive is unable to perform his responsibilities, by reason of any accident, illness, or mental, or physical impairment, for a period that is reasonably anticipated by the Company to be longer than the waiting period in the Disability Plan, then, at the Company’s request, Executive shall promptly apply for such income replacement benefits.

(e)Expiration of Term. If (i) Executive delivers a timely Non-Renewal Notice pursuant to Section 1 (whether or not the Company has timely delivered a timely Non-Renewal Notice), (ii) Executive continues in employment with the Company through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, then Executive’s employment shall terminate on the last day of the Term (“Executive Non-Renewal Termination”).

7.COMPENSATION AND BENEFITS UPON TERMINATION.

(a)If the Company terminates Executive’s employment without Cause during the Term, or there is a Company Non-Renewal Termination, or Executive terminates his employment for Good Reason during the Term, then:

(i)as soon as practicable following such termination but no later than ten (10) days after the Termination Date (as defined below), the Company shall pay to Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);

(ii)within forty-five (45) days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date;

(iii)any accrued but unpaid Tax Equalization Policy obligations of the Company shall be paid in accordance with such policy; and

(iv)subject to the execution and delivery of a general release (which Release shall not alter or result in the waiver of Executive’s right to exercise the portion of any stock option or other equity award that vested through the Termination Date, or any rights under this Section 7(a)) in a form acceptable to the Company (“Release”) within forty five (45) days after the Termination Date (the “Release Expiration Date”), which Release has not been revoked, Executive is entitled to receive:

(1)(A) in the event of a termination without Cause or for Good Reason (I) before a Change in Control (as defined in Section 7(d)), an amount equal to Executive’s base salary for a period of eighteen (18) months after the Termination Date, or (II) within twelve (12) months after a Change in Control, an amount equal to Executive’s base salary for a period of twenty-four (24) months after the Termination Date, or (B) in the event of a Company Non-Renewal Termination, an amount equal to Executive’s base salary for a period of twelve (12) months after the Termination Date, which, in any case, shall be paid in periodic installments in accordance with the Company’s normal payroll practices commencing on the first payroll cycle on or after the 45th day after the Termination Date, unless such amount is required to be delayed pursuant to Section 8 below;

(2)the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at the Company’s expense for a period of twelve (12) months after the Termination Date, provided, however if post-employment coverage is not authorized under the Company’s health insurance plan, then the Company will pay Executive the premium cost for health insurance coverage that the Company would have paid if Executive had continued being a participant in the Company’s health insurance plan during such twelve month period; and

(3)any unpaid discretionary bonus awarded to Executive for the year prior to the year in which the Termination Date occurs, which shall be paid in a lump sum on the normal bonus payment date.

(v)In the event that Executive fails to execute the Release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to Section 7(a)(iii). Notwithstanding the foregoing, if the Release could become effective during the calendar year following the calendar year of the Termination Date, then no such payments that constitute “deferred compensation” under Internal Revenue Code Section 409A shall be made earlier than the first day of the calendar year following the calendar year of the Termination Date.

(b)If Executive is terminated by the Company for Cause or due to death or Disability, or if an Executive Non-Renewal Termination occurs pursuant to Section 6(e):

(i)within ten (10) days following the Termination Date, the Company shall pay to Executive the Accrued Obligations;

(ii)within forty-five (45) days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date; and

(iii)any accrued but unpaid Tax Equalization Policy obligations of the Company shall be paid in accordance with such policy.

(c)Upon termination of Executive’s employment for any reason, the Company will repatriate Executive and Executive’s dependent family members (one return airline ticket each) to a location in the United States of Executive’s choice, but should Executive commence alternative employment in Bermuda, the Company will no longer be responsible for Executive’s repatriation. If the Company terminates Executive’s employment without Cause during the Term, or there is a Company Non-Renewal Termination, or if Executive terminates his employment for Good Reason, or if Executive’s employment ends as result of death, Disability, or an Executive Non-Renewal Termination pursuant to Section 6(e), then the Company will also pay Executive’s documented, reasonable additional relocation expenses to a location in the United States for Executive and Executive’s family (or Executive’s family in the event of death) that are incurred within three (3) months after the Termination Date, which will be paid by the end of the month following the month in which documentation is submitted. The conditions for reimbursement of business expenses set forth in Section 2(c)(ii) apply to the reimbursement of relocation expenses.

(d)If Executive violates any of the terms of Sections 4 or 5 above during the Restricted Period, then, except for payments provided under Sections 7(a)(i), 7(a)(ii), 7(a)(iii) and 7(b), all compensation and benefits paid pursuant to this Section 7 shall cease and Executive shall promptly return any amount paid under Section 7(a)(iv) to the Company. In addition to these remedies, the Company shall have all other remedies provided by this Agreement and by law for the breach of Sections 4 or 5 above.

(e)For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”).” For purposes of this Agreement, “Change in Control” means (and, for purposes of this definition only, capitalized terms have the meaning defined in the James River Group Holdings, Ltd. Long-Term Incentive Plan, as amended the “Plan”) the first to occur of the following events:

i.
the purchase or other acquisition (other than from the Company), in a single transaction or series of related transactions, by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors;

ii.
consummation of a reorganization, merger, amalgamation or consolidation involving the Company, in each case with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, amalgamation or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Shares and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated or consolidated corporation’s then-outstanding voting securities; or

iii.
a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company; provided, however, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any payment subject to Section 409A of the Code.

(f)Executive’s rights after the Termination Date with respect to the vesting and exercise of any equity awarded to Executive shall be governed by the Plan and any applicable equity award agreement.

8. 409A COMPLIANCE. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A). Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under Holdings’ specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10) day period following the six-month anniversary of the Termination Date. Each payroll period payment described in Section 7(a)(iv)(1) shall be treated as a separate payment for purposes of Section 409A.

9.UNIQUENESS OF SERVICES; ACKNOWLEDGEMENTS. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information and Privileged Information; involve developing and protecting customer relationships and goodwill; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if he violates any of the provisions of Sections 4 and 5 of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Executive from committing or continuing any violation of Sections 4 and 5 of this Agreement.

10.FURTHER ACKNOWLEDGEMENTS. Executive further acknowledges and agrees that the restrictions contained in Sections 4 and 5 above are reasonable and necessary to protect the legitimate interest of the Holdings Group, in view of, among other things, the short duration of the restrictions; the narrow scope of the restrictions; the Holdings Group’s interests in protecting its trade secrets, Confidential Information, and Privileged Information (which Executive agrees has value to competitors for more than eighteen (18) months) and its customer relationships and goodwill; Executive’s background and capabilities which will allow him to seek and accept employment without violation of the restrictions; and Executive’s entitlements under this Agreement. If any provision contained in Sections 4 or 5 above is adjudged unreasonable by a court of competent jurisdiction in any proceeding, then such provision shall be deemed modified as provided in Sections 4 or 5 above or by reducing the period of time during which such provision is applicable and/or, if applicable, the geographic area to which such provision applies, to the extent necessary for such provision to be adjudged reasonable and enforceable.

11.NOTICES. Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after it is mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at such party’s address set forth above (for the Company) or to the address listed in the Company’s records (for Executive), or to such other address as such party may designate by notice in writing given in the manner provided herein.

12.SECTION HEADINGS. The section heading in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

13.ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS. This Agreement constitutes the entire agreement and understanding between Executive and the Company with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Company. This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in a writing signed by Executive and by an officer of the Company specifically authorized by the Board (other than Executive), and any waiver shall be set forth in writing and signed by the party to be charged. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.

14.PARTIAL INVALIDITY. The invalidity or unenforceability, by statute, court decision, or otherwise, of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof.

15.GOVERNING LAW. This Agreement shall be construed and administered in accordance with the laws of Bermuda, without regard to the principles of conflicts of law which might otherwise apply.

16.ASSIGNABILITY. This Agreement may not be assigned by Executive. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Successors to the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed the “Company” for purposes hereof.

17.DISPUTE RESOLUTION.

(a)Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in either Bermuda or the city of Raleigh, North Carolina; provided, however, that either party may seek temporary, preliminary, and or permanent injunctive relief with respect to appropriate matters (including, without limitation, enforcement of Sections 4 and 5 above) without resort to arbitration. Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the “Arbitration”). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings. This Section 17(a) is without prejudice to the Executive’s statutory right to complain to an employment inspector and/or employment tribunal under Bermuda’s Employment Act 2.

(b)Procedure. Such Arbitration may be initiated by written notice from either party to the other which shall be a compulsory and binding proceeding on each party. The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration

(c)Venue and Jurisdiction. Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in either a Bermuda court or a state court or federal court located in Raleigh, North Carolina, provided that, with respect to an action brought in North Carolina, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court, and the Company and Executive hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.

(d)Waiver of Jury Trial. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.

Kindly indicate your acceptance of this Agreement by signing and returning a copy of this letter to me.

Very truly yours,

JRG REINSURANCE COMPANY, LTD.
By: ____/s/ Helen Gillis_________________
Name: Helen Gillis
Title:     CFO

ACCEPTED AND AGREED TO THIS 6th DAY OF APRIL, 2018

____/s/ Daniel Heinlein_______
Daniel Heinlein